Exhibit 99.1

      FDA Clears Possis AngioJet(R) System for Blood Clot Removal in Veins

     MINNEAPOLIS--(BUSINESS WIRE)--Nov. 29, 2006--Possis Medical, Inc. (NASDAQ:POSS) today announced that it has received clearance from the U.S. Food and Drug Administration (FDA) to market its AngioJet(R) Xpeedior(R) catheter to remove blood clots (thrombus) from upper- and lower-extremity peripheral veins. The Xpeedior catheter, which is used with Possis' world-leading AngioJet System, is the only device cleared for removing thrombus--a treatment known as thrombectomy--in peripheral veins.

     Each year in the U.S., approximately 600,000 patients are diagnosed with deep vein thrombosis. Complications range from severe pain and limitation of mobility, to limb loss and even death. Moreover, 200,000 people die from pulmonary embolism (PE) each year, which occurs when venous thrombus migrates to the lungs and blocks blood flow. Historically, venous thrombus treatment has been largely limited to the use of anti-coagulant drugs to prevent the further progression of clot, a process that can take days--or even weeks--to show benefit.

     "The FDA's clearance of AngioJet thrombectomy is a significant milestone in the treatment of peripheral vascular disease and great news for patients," said Robert Dutcher, chairman, president and CEO of Possis Medical. "This gives doctors a powerful tool to restore flow to blocked veins. Patients may benefit from faster resolution of leg pain and reduced risk of complications."

     Specifically, the Xpeedior catheter is cleared for removing thrombus from upper- and lower-extremity peripheral veins 3 millimeters and larger in diameter. Additionally, the catheter also is cleared for general peripheral vascular use with Possis' Power Pulse(TM) Delivery, a procedure that sprays smaller doses of clot-dissolving medicine directly into the thrombus and then quickly removes the softened clot material.

     While venous blood clots have been customarily treated with drugs to prevent the clot from growing larger, little is done to address the underlying problem. Often, the venous blockage progresses to permanently damaging the vein itself, resulting in post-thrombotic syndrome, which is painful, debilitating and costly. The nation-wide financial impact of post-thrombotic syndrome may run into the billions of dollars per year.

     Said Dr. Anthony C. Venbrux, of the George Washington University Medical Center in Washington, D.C., and lead physician for the team that treated Vice President Dick Cheney last year, "A rapid, definitive interventional treatment for venous thrombosis has been lacking. I have used the AngioJet System to successfully treat many patients with arterial and venous blockages due to clot. The new FDA clearance opens the door to wider acceptance by the medical community. Future studies should evaluate the use of AngioJet therapy to quickly restore venous circulation and potentially reduce the occurrence of post-thrombotic syndrome. This is very encouraging news for young patients, as well as for an aging population with a higher incidence of circulatory disease," Dr. Venbrux said.

     According to Possis, use of the AngioJet System for venous thrombectomy is currently identified as a reimbursable procedure for both physicians and hospitals. The company estimates that the realizable market opportunity for venous thrombectomy now exceeds $85 million, and will grow to more than $100 million by 2010.

     Concluded Dutcher, "This is an exciting time for Possis. Our AngioJet Thrombectomy System offers the widest range of treatments, including thrombectomy in native coronary arteries and coronary bypass grafts, peripheral arterial vessels and dialysis access grafts. Today's clearance further expands the utility of the AngioJet System and enables the use of our device to save limbs and lives in an even larger group of patients."

     About Possis Medical, Inc.

     Possis Medical, Inc., develops, manufactures and markets pioneering medical devices for the large and growing cardiovascular and endovascular treatment markets. The company's AngioJet System is the world's leading mechanical thrombectomy system with FDA approval to remove large and small thrombus from coronary arteries, coronary bypass grafts, peripheral arteries, A-V access grafts and native fistulas, and now, peripheral veins.

     Certain statements in this press release constitute "forward-looking statements" within the meaning of Federal Securities Laws. Some of these statements relate to AngioJet System product performance, market size and the impact of future clinical trials. These statements are based on our current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements, such as, the effectiveness of our sales and marketing efforts, and our ability to generate suitable clinical data. A discussion of these and other factors that could impact the company's future results are set forth in the cautionary statements included in the company's Form 10-K for the year ended July 31, 2006, filed with the Securities and Exchange Commission.


     CONTACT: Possis Medical, Inc.
              Jules L. Fisher, 763-450-8011
              Vice President, Finance and Chief Financial Officer jules.fisher@possis.com